Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-207350, No. 333-223613 and No. 333-258745 on Form S-8 and No. 333-259511 on Form S-3) of our report dated March 8, 2023 with respect to the consolidated financial statements of CPI Card Group Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
March 8, 2023